                                                                    EXHIBIT 21.1


                                                     STATE OF INCORPORATION
SUBSIDIARY                                           OR ORGANIZATION
----------                                           ----------------------
Krispy Kreme Doughnut Corporation                    North Carolina

Krispy Kreme Distributing Co., Inc.                  North Carolina

Thorton's Flav-O-Rich Bakery                         North Carolina
Incorporated

Krispy Kreme Investment Management                   Delaware
Corporation

HD Capital Corporation                               Delaware

HDN Development Corporation                          Kentucky

Golden Gate Doughnuts, LLC(1)                        North Carolina





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(1)   Golden Gate Doughnuts, LLC is the registrant's Northern California franchisee in which the registrant holds a majority equity interest.